Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of Universal Technical Institute, Inc. on Form S-8 Registration Statements #333-111899, 333-111900, 333-180017, and 333-217492 and on Form S-3 Registration Statements #333-236146 and 333-234253 of our report dated February 18, 2022, on our audits of the consolidated financial statements and related notes of Concorde Career Colleges, Inc., appearing in this Current Report on Form 8-K/A for the years ended December 31, 2021 and 2020.

The consolidated financial statements of Concorde Career Colleges, Inc. as of December 31, 2021 and 2020 and for the years then ended, included in this offering document, have been audited by BKD, LLP, independent auditor, as stated in their report appearing herein. Effective June 1, 2022, FORVIS, LLP was created by the merger of equals of BKD, LLP and Dixon Hughes Goodman LLP (DHG).

/s/ FORVIS, LLP
FORVIS, LLP (Formerly BKD, LLP)
Kansas City, Missouri
February 8, 2023